EXHIBIT 99.1

Apyx Medical Corporation Reports Third Quarter 2022 Financial Results
and Updates Full Year 2022 Financial Outlook

CLEARWATER, FL — November 10, 2022 - Apyx Medical Corporation (NASDAQ:APYX) (the “Company”), the manufacturer of a proprietary helium plasma and radiofrequency technology marketed and sold as Renuvion®, today reported financial results for its third quarter ended September 30, 2022, and updated financial expectations for the full year ending December 31, 2022.

Third Quarter 2022 Financial Summary:

•Total revenue of $9.1 million, down 23% year-over-year.
◦Advanced Energy revenue of $7.1 million, down 31% year-over-year.
◦OEM revenue of $2.0 million, up 34% year-over-year.
•Net loss attributable to stockholders of $5.8 million, compared to $4.2 million for the third quarter of 2021.
•Adjusted EBITDA loss of $3.9 million, compared to adjusted EBITDA loss of $2.7 million for the third quarter of 2021.

Third Quarter 2022 Operating Summary:

•On July 8, 2022, the Company announced the results of the pivotal Phase II of its Investigational Device Exemption (“IDE”) study evaluating the safety and effectiveness of the Renuvion device to improve the appearance of lax skin in the neck and submental region.
•On July 18, 2022, the Company announced it received 510(k) clearance from the FDA for the use of the Renuvion APR Handpieces for certain skin contraction procedures. The Renuvion APR Handpieces are now indicated for use in subcutaneous dermatological and aesthetic procedures to improve the appearance of lax (loose) skin in the neck and submental region.
•On July 21, 2022, the FDA updated the Medical Device Safety Communication related to the Company’s Advanced Energy products to recognize this new 510(k) clearance.
•On July 27, 2022, the Company announced its first reporting of environmental, social and governance (“ESG”) data via a newly released tear sheet. This data provides context to the Company’s ESG goals and priorities important to its business and stakeholders.
•On September 12, 2022, the Company announced the release of a new surgeon testimonial video for its Renuvion Helium Plasma Technology featuring multiple surgeons including Dr. Paul Nassif, celebrity plastic surgeon and co-host of the hit television series, ‘Botched.’

Management Comments:

“Our Advanced Energy revenue in the third quarter came in below our expectations, due primarily to the continued businesses disruption resulting from the Medical Device Safety Communication that was posted on March 14th,” said Charlie Goodwin, President and Chief Executive Officer. “This disruption continued to impact global sales of our Advanced Energy products throughout the quarter, and its impact was ultimately more pronounced and prolonged than we had anticipated. Despite these continued challenges, we have made solid progress in engaging with surgeon and distributor customers to provide them with the latest information related safety and efficacy profile of our products, and discuss important updates related to the Safety Communication, including our recently received 510(k) clearances. Importantly, we are also pursuing additional 510(k) clearances that we believe will help to mitigate the recent challenges in our Advanced Energy business.”

Mr. Goodwin continued: “We have revised our financial guidance for 2022, which now reflects the softer-than-anticipated sales results we experienced in the third quarter, and assumes a more gradual pace of recovery in business trends during the fourth quarter compared to our prior guidance range. In the fourth quarter, we remain focused on engaging with, and supporting, our existing and prospective customers, while continuing to advance our regulatory strategy to secure new clearances. Through our efforts this year, we expect to position Apyx Medical to return to our historical cadence of strong growth – and our trajectory of progress towards profitability – in the years to come.”

The following tables present revenue by reportable segment and geography:

	Three Months Ended September 30,		Increase/Decrease		Nine Months Ended September 30,		Increase/Decrease
(In thousands)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Advanced Energy	$7,080	$10,313	$(3,233)	(31.3)%	$26,258	$27,951	$(1,693)	(6.1)%
OEM	2,034	1,518	516	34.0%	5,641	3,742	1,899	50.7%
Total	$9,114	$11,831	$(2,717)	(23.0)%	$31,899	$31,693	$206	0.6%

	Three Months Ended September 30,		Increase/Decrease		Nine Months Ended September 30,		Increase/Decrease
(In thousands)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Domestic	$6,997	$7,911	$(914)	(11.6)%	$22,492	$20,860	$1,632	7.8%
International	2,117	3,920	(1,803)	(46.0)%	9,407	10,833	(1,426)	(13.2)%
Total	$9,114	$11,831	$(2,717)	(23.0)%	$31,899	$31,693	$206	0.6%

Third Quarter 2022 Results:

Total revenue for the three months ended September 30, 2022 decreased $2.7 million, or 23% year-over-year, to $9.1 million, compared to $11.8 million in the prior year period. Advanced Energy segment sales decreased $3.2 million, or 31% year-over-year, to $7.1 million, compared to $10.3 million in the prior year period. OEM segment sales increased $0.5 million, or 34% year-over-year to $2.0 million, compared to $1.5 million in the prior year period. For the third quarter of 2022, revenue in the United States decreased $0.9 million, or 12% year-over-year, to $7.0 million, and international revenue decreased $1.8 million, or 46% year-over-year, to $2.1 million. The year-over-year decrease in Advanced Energy revenue was due to decreased global demand for the Company’s handpieces and generators following the FDA Safety Communication on March 14, 2022. The year-over-year increase in OEM revenue was driven by higher sales to existing customers, including Symmetry Surgical.

Gross profit for the three months ended September 30, 2022, decreased $2.3 million, or 29% year-over-year, to $5.8 million, compared to $8.1 million in the prior year period. Gross margin for the three months ended September 30, 2022, was 63.2%, compared to 68.1% in the prior year period. The decrease in gross profit margins for the three months ended September 30, 2022 from the prior year period was primarily attributable to changes in the sales mix between our two segments, with our OEM segment comprising a higher percentage of total sales, product mix within our Advanced Energy Segment and higher material and inbound shipping costs to manufacture our inventory. These decreases were partially offset by geographic mix within our Advanced Energy segment, with domestic sales comprising a higher percentage of total sales, and by the increased mix of newer product models as we obtain registrations, allowing these products to be introduced into the markets we serve.

Operating expenses for the three months ended September 30, 2022 decreased $0.5 million, or 4% year-over-year, to $11.5 million, compared to $12.0 million in the prior year period. The year-over-year change in operating expenses was driven by a $0.3 million decrease in salaries and related costs, a $0.1 million decrease in research and development and a $0.1 million decrease in professional services. This increase was partially offset by a $0.1 million increase in selling, general and administrative expenses.

Income tax expense for the three months ended September 30, 2022 and 2021 was $0.1 million.

Net loss attributable to stockholders for the three months ended September 30, 2022 was $5.8 million, or $0.17 per share, compared to a net loss of $4.2 million, or $0.12 per share, in the prior year period.

Adjusted EBITDA loss for the three months ended September 30, 2022 was $3.9 million, compared to adjusted EBITDA loss of $2.7 million in the prior year period.

First Nine Months of 2022 Results:

Total revenue for the nine months ended September 30, 2022, increased $0.2 million, or 1%, to $31.9 million, compared to $31.7 million in the prior year period. Advanced Energy segment sales decreased $1.7 million, or 6% year-over-year, to $26.3 million, compared to $28.0 million in the prior year period. OEM segment sales increased $1.9 million, or 51% year-over-year, to $5.6 million, compared to $3.7 million in the prior year period. For the first nine months of 2022, revenue in the United States increased $1.6 million, or 8% year-over-year, to $22.5 million, and international revenue decreased $1.4 million, or 13% year-over-year, to $9.4 million. The year-over-year decrease in Advanced Energy revenue was due to decreased global demand for the Company’s handpieces and generators following the FDA Safety Communication on March 14, 2022. The year-over-year increase in OEM revenue was driven by higher sales to existing customers, including Symmetry Surgical.

Net loss attributable to stockholders for the nine months ended September 30, 2022 was $17.1 million, or $0.50 per share, compared to a net loss of $13.2 million, or $0.38 per share, in the prior year period.

Full Year 2022 Financial Outlook:

The Company is updating financial guidance for the year ending December 31, 2022 to:

•Total revenue in the range of $44.8 million to $47.9 million, representing a decline of approximately 8% to 1% year-over-year, compared to total revenue of $48.5 million for the year ended December 31, 2021. The Company’s prior guidance range for total revenue was $51.0 million to $56.4 million, representing growth of 5% to 16% year-over-year.

◦Total revenue guidance assumes:
•Advanced Energy revenue in the range of $37.3 million to $40.3 million, representing a decline of approximately 13% to 6% year-over-year, compared to Advanced Energy revenue of $43.0 million for the year ended December 31, 2021. The Company’s prior guidance range for Advanced Energy revenue was $44.5 million to $49.4 million, representing growth of 4% to 15% year-over-year.
◦The Advanced Energy revenue range reflects potential negative impacts on global new customer adoption, and on procedure-related demand for handpieces, as a result of the FDA Medical Device Safety Communication on March 14, 2022.
◦The Advanced Energy revenue range continues to assume contributions from the initial commercial launches for new specific clinical indications for dermal resurfacing procedures and procedures to improve the appearance of lax skin.
◦The Advanced Energy revenue range continues to assume that international growth is driven by demand in existing international markets.
•OEM revenue in the range of $7.5 million to $7.7 million, representing growth of 36% to 39% year-over-year, compared to $5.5 million for the year ended December 31, 2021. The

Company’s prior guidance range for OEM revenue was $6.5 million to $7.0 million, representing growth of 18% to 27% year-over-year.

•Net loss attributable to stockholders in the range of $22.0 million to $19.9 million, compared to net loss attributable to stockholders of $15.2 million for the year ended December 31, 2021. The Company’s prior guidance range for net loss attributable to stockholders was $20.1 million to $16.6 million.

•Adjusted EBITDA loss in the range of $14.1 million to $11.9 million, compared to adjusted EBITDA loss of $8.8 million for the year ended December 31, 2021. The Company’s prior guidance range for Adjusted EBITDA loss was $11.8 million to $8.2 million.

Conference Call Details:

Management will host a conference call at 8:00 a.m. Eastern Time on November 10, 2022 to discuss the results of the quarter and to host a question and answer session. To listen to the call by phone, interested parties may dial 877-407-8289 (or 201-689-8341 for international callers) and provide access code 13733047. Participants should ask for the Apyx Medical Corporation Call. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and at:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=vs7YbvfR

A telephonic replay will be available approximately two hours after the end of the call through the following two weeks. The replay can be accessed by dialing 877-660-6853 for U.S. callers or 201-612-7415 for international callers and using the replay access code: 13733047. The webcast will be archived on the Investor Relations section of the Company’s website.

Investor Relations Contact:

ICR Westwicke on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Technology products marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion® and J-Plasma® offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to, any statements regarding the potential impact of the COVID-19 pandemic and the actions by governments, businesses and individuals in response to the situation; projections of net revenue, margins, expenses, net earnings, net earnings per share, or other financial items; projections or assumptions concerning the possible receipt by the Company of any regulatory approvals from any government agency or instrumentality including but not limited to the U.S. Food and Drug Administration, supply chain disruptions, component shortages, manufacturing disruptions or logistics challenges; or macroeconomic or geopolitical matters and the impact of those matters on the Company’s financial performance.

Forward-looking statements and information are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause the Company’s actual results to differ materially and that could impact the Company and the statements contained in this release include but are not limited to risks, uncertainties and assumptions relating to the regulatory environment in which the Company is subject to, including the Company’s ability to gain requisite approvals for its products from the U.S. Food and Drug Administration and other governmental and regulatory bodies, both domestically and internationally; the impact of the recent FDA Safety Communication on our business and operations; factors relating to the effects of the COVID-19 pandemic; sudden or extreme volatility in commodity prices and availability, including supply chain disruptions; changes in general economic, business or demographic conditions or trends; changes in and effects of the geopolitical environment; liabilities and costs which the Company may incur from pending or threatened litigations, claims, disputes or investigations; and other risks that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

APYX MEDICAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Sales	$9,114	$11,831	$31,899	$31,693
Cost of sales	3,357	3,775	11,009	10,243
Gross profit	5,757	8,056	20,890	21,450
Other costs and expenses:
Research and development	1,061	1,175	3,289	3,374
Professional services	1,936	2,032	6,611	5,442
Salaries and related costs	3,871	4,206	13,944	12,794
Selling, general and administrative	4,671	4,611	14,675	12,596
Total other costs and expenses	11,539	12,024	38,519	34,206
Loss from operations	(5,782)	(3,968)	(17,629)	(12,756)
Interest income	73	2	93	9
Interest expense	(1)	(3)	(12)	(9)
Other (loss) income, net	(35)	(192)	551	(188)
Total other income (loss), net	37	(193)	632	(188)
Loss before income taxes	(5,745)	(4,161)	(16,997)	(12,944)
Income tax expense	50	73	216	246
Net loss	(5,795)	(4,234)	(17,213)	(13,190)
Net loss attributable to non-controlling interest	(31)	(12)	(78)	(21)
Net loss attributable to stockholders	$(5,764)	$(4,222)	$(17,135)	$(13,169)

Loss per share
Basic and Diluted	$(0.17)	$(0.12)	$(0.50)	$(0.38)

Weighted average number of shares outstanding - basic and diluted	34,569	34,330	34,488	34,318

APYX MEDICAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)

	September 30, 2022 (Unaudited)	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$14,833	$30,870
Trade accounts receivable, net of allowance of $634 and $430	9,094	13,038
Income tax receivables	7,545	7,642
Other receivables	19	483
Inventories, net of provision for obsolescence of $379 and $263	12,042	6,778
Prepaid expenses and other current assets	2,774	1,926
Total current assets	46,307	60,737
Property and equipment, net	6,810	6,575
Operating lease right-of-use assets	774	121
Finance lease right-of-use assets	124	178
Other assets	1,253	1,110
Total assets	$55,268	$68,721

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,070	$2,631
Accrued expenses and other liabilities	8,842	10,287
Current portion of operating lease liabilities	240	122
Current portion of finance lease liabilities	42	165
Total current liabilities	11,194	13,205
Long-term operating lease liabilities	454	—
Long-term finance lease liabilities	78	18
Long-term contract liabilities	1,192	1,323
Other liabilities	133	166
Total liabilities	13,051	14,712
EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized; 34,588,398 issued and outstanding as of September 30, 2022, and 34,409,912 issued and outstanding as of December 31, 2021	35	34
Additional paid-in capital	71,641	66,221
Accumulated deficit	(29,686)	(12,551)
Total stockholders' equity	41,990	53,704
Non-controlling interest	227	305
Total equity	42,217	54,009
Total liabilities and equity	$55,268	$68,721

APYX MEDICAL CORPORATION RECONCILIATION OF GAAP NET LOSS RESULTS TO NON-GAAP ADJUSTED EBITDA (Unaudited)
Use of Non-GAAP Financial Measure

We present the following non-GAAP measure because we believe such measure is a useful indicator of our operating performance. Our management uses this non-GAAP measure principally as a measure of our operating performance and believes that this measure is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that this measure is useful to our management and investors as a measure of comparative operating performance from period to period. The non-GAAP financial measure presented in this release should not be considered as a substitute for, or preferable to, the measures of financial performance prepared in accordance with GAAP.

The Company has presented the following non-GAAP financial measure in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income (loss) attributable to stockholders (GAAP) plus income tax expense (benefit), interest, depreciation and amortization, and stock-based compensation expense.

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss attributable to stockholders	$(5,764)	$(4,222)	$(17,135)	$(13,169)
Interest income	(73)	(2)	(93)	(9)
Interest expense	1	3	12	9
Income tax expense	50	73	216	246
Depreciation and amortization	216	234	688	674
Stock based compensation	1,692	1,184	5,056	3,747
Adjusted EBITDA	$(3,878)	$(2,730)	$(11,256)	$(8,502)

The following unaudited table presents a reconciliation of net loss attributable to stockholders to Adjusted EBITDA loss for the year ending December 31, 2022. The reconciliation assumes the mid-point of the Adjusted EBITDA loss range and the midpoint of each component of the reconciliation, corresponding to guidance for GAAP net loss attributable to stockholders of $21.4 million to $19.3 million for the year ending December 31, 2022.

(In millions)	Year Ending December 31, 2022
Net loss attributable to stockholders	$(21.0)
Interest income	(0.1)
Interest expense	—
Income tax expense	0.4
Depreciation and amortization	0.9
Stock based compensation	6.8
Adjusted EBITDA	$(13.0)